Exhibit 10.2

PALL CORPORATION 2012 STOCK COMPENSATION PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

Awarded to:                                (“you” or “your”)

Date of Award:

Number of Units Awarded:

We are pleased to advise you that Pall Corporation (the “Company”) has, pursuant to the Pall Corporation 2012 Stock Compensation Plan (the “Plan”), awarded you, as of the Date of Award set forth above, the number of Restricted Stock Units shown above. This award is subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement (the “Award Agreement”). As this award of Restricted Stock Units is conveyed and managed online, your online acceptance of this award constitutes your agreement to and acceptance of all terms and conditions of the Plan and this Award Agreement. No payment of cash is required for the Units.

A copy of the Plan and the Plan’s prospectus are being provided to you with this Award Agreement. Words and terms used in this Award Agreement with initial capital letters and not defined herein are used herein as defined in the Plan. The Plan is hereby incorporated by reference in this Award Agreement and made a part of it. This Award Agreement is subject to all of the terms and provisions of the Plan as in effect from time to time but subject to the limitation on amendments set forth in Section 15(c) of the Plan.

The following provisions of this Award Agreement set forth important terms and conditions of the award. Please read the entire Award Agreement thoroughly.

1.    Your Account. The Restricted Stock Units awarded to you have been credited to a separate bookkeeping account that the Company has established for you under the Plan (your “Account”). Each Restricted Stock Unit so credited, and each Dividend Equivalent Unit, if any, credited to your Account pursuant to Section 2 below (such Restricted Stock Units and Dividend Equivalent Units collectively are referred to herein as your “Units”), will entitle you to receive, upon the vesting of your Units as provided in Section 3 below, one share of Pall Corporation Common Stock for each whole Unit in your Account together with cash for any fractional Unit. You will receive the shares (and cash in lieu of any fractional share) at the time, and subject to the conditions, specified in Section 4 below.

2.    Dividend Equivalent Units. Until payment is made with respect to your Units pursuant to Section 4(a) or (b) below, additional Units (“Dividend Equivalent Units”) will be credited to your Account on each date on which the Company pays a dividend on its Common Stock (“Dividend Payment Date”). The number of Dividend Equivalent Units that will be so credited will be determined by first multiplying (A) the total number of Units (including any previously credited Dividend Equivalent Units) standing to your credit in your Account immediately prior to the Dividend Payment Date, by (B) the per-share amount of the dividend paid on that date, and then, dividing the resulting amount by the closing price per share of the Company’s Common Stock on that date.

3.    Vesting of Units. Your Units will become vested in accordance with the following provisions:

(a)    All of your Units will become vested on the earliest to occur of the following dates:

(i)    the fourth annual anniversary of the Date of Award (the “Scheduled Vesting Date”), provided that you are still employed by the Company or any of its Affiliated Companies on such Scheduled Vesting Date;

(ii)    the date of your death or “Disability” (as defined in the Plan); or

(iii)    if you incur an “Involuntary Termination of Employment” (as defined in the Plan) within twenty-four (24) months following a “Change in Control” (as defined in the Plan), the date on which such termination occurs.

(b)    If your employment with the Company and all of its Affiliated Companies terminates before the Scheduled Vesting Date as a result of your “Retirement” (defined as your termination of employment with the Company and its Affiliated Companies after you have attained age 65), a portion of your Units will be treated as having become vested on the date on which your employment terminates (your “Termination Date”), and the remaining portion of your Units will be forfeited on that date and you will have no further rights with respect thereto. For purposes of the foregoing, the portion of your Units that will become vested on your Termination Date will be equal to the excess of (i) the total number of Units awarded, including any Dividend Equivalent Units, multiplied by the “Applicable Pro Rata Percentage” (defined below), over (ii) the number of Units, if any, which previously became vested. The “Applicable Pro Rata Percentage” is determined by dividing the number of full or partial calendar months in the period beginning on the Date of Award and ending on your Termination Date by the total number of full or partial calendar months in the period beginning on the Date of Award and ending on the Scheduled Vesting Date.

(c)    If your Termination of Employment occurs before your Scheduled Vesting Date for any reason other than your death, Disability or Retirement or due to an Involuntary Termination of Employment within twenty-four (24) months following a Change in Control, all of your Units will be forfeited on your Termination Date and you will have no further rights with respect thereto.

4.    Payment for Vested Units. Payment with respect to your Units that become vested under Section 3 above (your “Vested Units”) will be made in accordance with the following provisions:

(a)    Time of Payment. Except to the extent that you elect otherwise under (b) below, payment with respect to your Vested Units will be made to you, (or in the event of your death to the person or persons you have designated as your beneficiary for purposes of the Plan or to your estate if you have not furnished a beneficiary designation form to the Company) within twenty (20) days after the date on which your Vested Units become vested (the “Vesting Date” for your Units); provided, however, that in no event will payment be made any earlier than the earliest date on which payment may be made with respect to your Vested Units under Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) without incurring a tax under Section 409A of the Code.

(b)    Deferral of Payment. If your Units become vested on your Scheduled Vesting Date, you may elect to defer payment with respect to part or all of your Vested Units in accordance with the following provisions, but subject to the provisions of (c) below:

(i)    Your deferral election must be made in writing, on a form furnished to you for such purpose by the Company or in such other manner as the Company may authorize. The form or election must be received by the Company at least one year prior to your Scheduled Vesting Date.

(ii)    In your deferral election form, you must specify the number of Units as to which you want to defer payment, and the date on which payment with respect to such Units is to be made (the “Payment Date”).

(iii)    You may select, as the Payment Date for such Units, the first business day of any of the following: (A) any calendar month after the fifth anniversary of the Scheduled Vesting Date; (B) the calendar year following the date on which your employment with the Company and all of its Affiliated Companies terminates for any reason; or (C) the earlier of (x) any calendar month you select that is a month permitted to be selected under clause (A) of this sentence, or (y) the calendar year referred to in clause (B).

(iv)    Any election you make hereunder will be irrevocable.

(v)    Except as provided in subparagraph (vi) or (vii) below, payment with respect to the Vested Units specified in your deferral election form will be made on the Payment Date selected by you in such form with respect to such Units.

(vi)    If the Payment Date you select pursuant to clause (B) or (C) of subparagraph (iii) above occurs by reason of your Termination of

Employment for any reason other than death or Disability, then (A) payment with respect to your Vested Units will not be made to you until the first business day of the first calendar month after the fifth anniversary of the Scheduled Vesting Date even if your Termination of Employment occurs before that date; and (B) if at the time of your Termination of Employment you are an officer and a “key employee” as defined in Section 416(i) of the Code, payment with respect to your Units will not be made to you any earlier than the first business day after the expiration of six months from your Termination Date.

(vii)    Payment with respect to any part or all of your Vested Units may be made to you on any date earlier than the Payment Date specified by you in your deferral election form if (A) you request such early payment and (B) the Company, in its sole discretion, determines that such early payment is necessary to help you meet an “unforeseeable emergency” within the meaning of Section 409A (a)(2)(B)(ii) of the Code.

(c)    Limitations on Deferral. Your right to make a deferral election under (b) above shall be subject to the following limitations:

(i)    The Company may deny your right to make such election if it determines, in its sole discretion, that your deferral might not be treated as part of a plan of deferred compensation “for a select group of management or highly compensated employees” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(ii)    Your deferral election will not be effective hereunder if, at any time during the 12-month period ending on your Scheduled Vesting Date, you receive a hardship withdrawal under Section 7.2 of the Pall Corporation 401(k) Plan.

(iii)    No amount may be deferred with respect to your Vested Units pursuant to your deferral election hereunder to the extent that any tax is required to be withheld with respect to such amount pursuant to applicable federal, state or local law.

(d)    Form of Payment. Payment to be made with respect to your Vested Units pursuant to (a) or (b) above shall be made by the deposit into a brokerage account in your name of a number of whole and fractional shares of the Company’s Common Stock that is equal to the number of whole and fractional Vested Units standing to your credit in your Account at the time of such deposit.

5.    Additional Terms and Conditions. The Restricted Units awarded to you and all Dividend Equivalent Units credited to you hereunder are subject to the following additional terms and conditions:

(a)    No Shareholder Rights Prior to Delivery. Until payment is made with respect to such Units in accordance with Section 4 (a) or (b) above, you will have none of the rights of a shareholder with respect to the shares of Common Stock represented by those Units, but you will have the right to be credited with Dividend Equivalent Units thereon as provided in Section 2 above.

(b)    No Right to Assign Units. Your right to receive payment with respect to such Units shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance or attachment or garnishment by a creditor at any time prior to your actual receipt of payment.

(c)    Regulatory Compliance. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates or to otherwise reflect the indicia of ownership of shares of Common Stock shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)    No Interest in Company Assets. The Plan constitutes only a promise on the Company’s part to make payment to you in the future with respect to such Units in accordance with the terms of the Plan and the provisions of this Award Agreement, and you will have no more than the status of a general unsecured creditor of the Company with respect to your right to receive such payment.

(e)    Plan Terms. The Units are subject to all of the other terms and provisions of the Plan as in effect from time to time.

(f)    Withholding Taxes. You agree to pay the Company, or make provision satisfactory to the Company for payment of, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and your share of applicable employment withholding taxes in connection with the issuance or deliverance of shares of Common Stock following vesting of the Units and/or vesting of the Units, in any manner permitted by the Plan.

(g)    Understanding of Plan Terms. By accepting this award, you acknowledge that you have been provided a prospectus describing the Plan, the shares of Common Stock issuable upon vesting of the Units and the federal income tax consequences associated therewith. You also agree that you have read and understand the Plan and this Award Agreement.

(h)    Section 409A Compliance. This Award Agreement shall be interpreted and operated in a manner consistent with Section 409A of the Code, so as to avoid adverse tax consequences in connection with this award of Units. The Company reserves the right, exercisable in its sole discretion and without your consent, to amend the Plan and the terms of this Award Agreement in order to accomplish such result.

(i)    No Right to Continued Employment. By accepting this award, you acknowledge and agree that neither this award of Units nor any of the terms herein (including the vesting schedule) constitute an express or implied promise of continued employment or service for the exercise period or for any other period, and shall not interfere with your right or the right of the Company or its subsidiaries to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that you may have entered into with the Company or any of its subsidiaries.

(j)    Decisions of Committee. By accepting this award, you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Chief Executive Officer of the Company, as applicable, upon any questions relating to this Award Agreement and the Plan.

(k)    Electronic Delivery of Documents. By accepting this award, you further agree that the Company may deliver by email or other electronic means all documents relating to the Plan or this Award Agreement (including, without limitation, Plan prospectuses) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

(l)    Entire Agreement. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling.

(m)    Governing Law. This Award Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.